EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-67392, 333- 74032, 333-85402, 333-90530, 333-106996, 333-106994, 333-128937, 333-139878, 333-144258, 333-145893, 333- 147242, 333-147585, 333-148573, 333-149264, 333-150793, 333-152362, 333-160279, 333-160280, 333-161373, 333- 170842, 333-183063, 333-183064, 333-191101, 333-191103, 333-199307, 333-199308, 333-203318 and 333-209524) of Alere Inc. of our report dated June 5, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Alere Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 14, 2017